Exhibit 99.1

April 26, 2023

Press Release

Source:	Farmers National Banc Corp.

Kevin J. Helmick, President and CEO

20 South Broad Street, P.O. Box 555

Canfield, OH 44406

330.533.3341

Email: exec@farmersbankgroup.com

FARMERS NATIONAL BANC CORP. ANNOUNCES

EARNINGS FOR FIRST QUARTER OF 2023

•	Earnings per diluted share of $0.19 ($0.44 excluding certain items, non-GAAP) for the first quarter of 2023

•	Completed the acquisition and systems integration of Emclaire Financial Corp.

•	161 consecutive quarters of profitability

•	Repurchased 850,799 shares of FMNB common stock during the quarter, or 2.2% of shares outstanding

•	Additional FHLB borrowing capacity of $656.1 million as of March 31, 2023

•	Uninsured deposits are approximately 19.2% of customer deposit base

•	Available for sale securities not pledged totaled $539.9 million at March 31, 2023

•	Efficiency ratio, (excluding certain items, non-GAAP), of 53.5% for the first quarter of 2023

•	Return on average assets, (excluding certain items, non-GAAP), was 1.30% for the first quarter of 2023

•	ROAE and ROATE (excluding certain items, non-GAAP) 18.0% and 38.1%, respectively, for first quarter of 2023

CANFIELD, Ohio (April 26, 2023) – Farmers National Banc Corp. (“Farmers” or the “Company”) (NASDAQ: FMNB) today announced net income of $7.1 million for the three months ended March 31, 2023 compared to $15.8 million for the three months ended March 31, 2022. Diluted earnings per share were $0.19 for the first quarter of 2023 compared to $0.47 for the first quarter of 2022. The results for the first quarter of 2023 included pretax items for acquisition related provision for credit loss expense of $7.7 million, $4.3 million for acquisition related costs and combined net gains of $91,000 on the sale of securities and the sale of other assets. Excluding these items (non-GAAP), net income for the first quarter of 2023 would have been $16.5 million, or $0.44 per diluted share.

Kevin J. Helmick, President and CEO, commented, “For over 136 years, Farmers has been dedicated to serving its local communities, while adhering to safe and sound banking principals. This has driven our legacy of financial success, allowing us to continually support our customers during both good and bad economic periods. As volatility within the macro-economic environment has increased, we have remained focused on serving our retail, commercial and wealth customers, controlling expenses, and managing capital levels. In addition, we continue to allocate capital to support our dividend policy and share repurchase program.”

“We remain well positioned to navigate the current challenges in the banking industry and interest rate environment, as a result of our experienced leadership team, diverse revenue streams, enhanced scale, and legendary customer service. I am proud of our team’s performance during the first quarter, and encouraged by the direction Farmers is headed,” concluded Mr. Helmick.

As previously announced, Farmers entered into an agreement and plan of merger with Emclaire Financial Corp. (formerly NASDAQ: EMCF), a Pennsylvania corporation (“Emclaire”), and the parent company of The Farmers National Bank of Emlenton (“Emlenton”) on March 23, 2022, the transaction was approved by Emclaire’s shareholders on July 20, 2022, received final regulatory approvals on December 2, 2022, and closed on January 1, 2023.

At the closing of the merger, Farmers issued 4.2 million shares of its common stock along with cash of $33.4 million, which represents a transaction value of approximately $92.6 million based on Farmers closing price of $14.12 on December 31, 2022. The transaction value has been allocated to assets acquired and liabilities assumed, including $741.7 million in gross loans, $216.2 million in other tangible assets, $875.8 million in deposits, $75.0 million in FHLB advances, $7.1 million in other liabilities and $92.6 million in goodwill and other intangible assets. Prior to closing, Emlenton incurred $4.6 million of merger-related costs.

Balance Sheet

The Company’s total assets increased to $5.11 billion at March 31, 2023 compared to $4.08 billion at December 31, 2022. The increase was primarily due to the acquisition of Emlenton which added $1.05 billion in assets to the balance sheet. Gross loans (excluding loans held for sale) increased by $747.6 million in the first quarter of 2023. This figure included $741.7 million in gross loans added from Emlenton and $5.9 million in organic loan growth.

Securities available for sale increased to $1.36 billion at March 31, 2023 from $1.27 billion at December 31, 2022.    This increase was due to the addition of $127.0 million in available for sale securities from Emlenton and a reduction in the gross amount of unrealized losses which totaled $266.5 million at December 31, 2022 compared to a gross unrealized loss of $223.7 million at March 31, 2023.    Offsetting these increases, the Company also had sales and runoff from the portfolio that totaled approximately $82.4 million in the first three months of 2023. The Company will continue to look to opportunistically shrink the size of the securities portfolio to increase liquidity and optimize profitability. The volatility in the bond market, however, is expected to continue in 2023, which may result in increased volatility in the fair value of the Company’s available for sale securities.

During the first quarter of 2023, total customer deposits (excluding brokered time deposits) increased to $4.31 billion from $3.42 billion at December 31, 2022. The increase was driven by the $875.8 million in deposits assumed in the acquisition of Emlenton along with $14.5 million in organic growth during the quarter. The Company continues to experience heightened competition from other banks, money market funds and the treasury market itself. In addition, it appears that some customers are utilizing deposit balances to counter the higher cost of living or running a business brought on by the higher inflationary environment. The Company expects competition for deposits to remain highly elevated for the foreseeable future which will continue to place pressure on funding costs.

Total stockholders’ equity increased from $292.3 million at December 31, 2022 to $374.6 million at March 31, 2023. The increase was primarily driven by the acquisition of Emlenton along with a decrease in the loss from accumulated other comprehensive income offset by increased treasury stock activity. The Company repurchased 850,799 shares of its common stock during the quarter. The accumulated other comprehensive loss declined $33.8 million between December 31, 2022 and March 31, 2023 as rates on U.S. treasury securities declined during the first quarter of 2023 and pricing on available for sale securities improved. The Company’s tangible book value per share (non-GAAP) was $4.84 at March 31, 2023 compared to $5.60 at December 31, 2022.

Liquidity

With the turmoil that the banking industry experienced in the first quarter of 2023, the Company has continued to monitor its deposit base and balance sheet composition as well as its access to other sources of liquidity. The Company continues to run a modest loan to customer deposit ratio of approximately 73.1% and the Company’s average deposit balance per account is only $28,918. In addition, the Company’s ratio of uninsured deposits is approximately 19.2% which is low compared to the banking institutions that experienced difficulty in the first quarter.

The Company also has access to an additional $656.1 million of FHLB borrowing capacity at March 31, 2023 along with $539.9 million of available for sale securities that are not pledged. With a deep and diverse deposit base and access to a large amount of additional funding capacity, the Company is well positioned to handle any future liquidity stress.

Credit Quality

During the first quarter of 2023, the Company recorded a provision for credit losses and unfunded commitments of $8.6 million. Of this figure, $7.7 million was due to the Emlenton acquisition. In connection with the acquisition, the Company recorded a provision for credit losses related to non-purchased credit deteriorated loans of $7.5 million along with a provision for unfunded commitments of $235,000. The Company also experienced net charge-offs of $271,000 during the first quarter of 2023. Net charge-offs as a percentage of average loans was 3 basis points for the quarter ended March 31, 2023.

The allowance for credit losses to total loans increased to 1.14% at March 31, 2023 compared to 1.12% at December 31, 2022. The Company recorded $1.0 million in the allowance for credit losses for Emlenton’s purchase credit deteriorated loans.

Non-performing loans (NPLs) were $18.0 million at March 31, 2023 compared to $14.8 million at December 31, 2022. This increase was primarily due to the addition of Emlenton. The NPL to loans ratio was 0.57% at March 31, 2023 compared to 0.62% at December 31, 2022. Non-performing assets to assets was 0.35% at March 31, 2023, down slightly from 0.36% at December 31, 2022. Early stage delinquencies, defined as 30-89 days delinquent, were $10.2 million, or 0.32% at March 31, 2023, compared to $9.6 million, or 0.40% of total loans, at December 31, 2022.

Net Interest Income

Net interest income totaled $36.6 million in the first quarter of 2023 compared to $31.2 million for the first quarter of 2022. A larger earning asset base due to the acquisition of Emlenton was the primary driver of this increase offset by a 20 basis point decline in the net interest margin. The net interest margin was 3.07% in the first quarter of 2023 compared to 2.99% in the fourth quarter of 2022 and 3.27% for the first quarter of 2022. The increase in net interest margin during the first quarter of 2023 compared to the prior quarter was due to the acquisition of Emlenton. The decline in net interest margin between the first quarter of 2023 and the first quarter of 2022 was due to increases in funding costs outstripping the increase in yields on earning assets. This increase in funding costs has been due to the rapid increase in deposit rates due to intense competition for deposits, the continued Federal Reserve rate hiking cycle and runoff of deposit balances which are being replaced by much costlier wholesale funding. Excluding the impact of acquisition marks and related accretion and PPP interest and fees, the net interest margin (non-GAAP) for the first quarter of 2023 was 2.86% compared to 2.97% for the fourth quarter of 2022 and 3.12% for the first quarter of 2022.

Noninterest Income

For the three months ended March 31, 2023, noninterest income totaled $10.4 million compared to $17.7 million for the first quarter of 2022. The primary reason for the decrease in 2023 was the recognition of $8.4 million in income in 2022 for a legal settlement. Several categories of noninterest income increased year over year due to growth including trust fees and insurance commissions while other categories grew due to growth and the acquisition of Emlenton. Categories that increased year over year due to both reasons included service charges on deposit accounts, bank owned life insurance income, debit card income and other noninterest income. Net gains on the sale of loans dropped from $1.1 million in the first quarter of 2022 to $310,000 for the first quarter of 2023. This drop was caused by lower mortgage production compared to the prior year due to the dramatic increase in interest rates in the last year. The Company also recognized $121,000 in gains on the sale of securities for the first three months of 2023 compared to a loss on the sale of securities of $11,000 for the first quarter of 2022.

Noninterest Expense

Noninterest expense increased from $30.5 million during the three months ended March 31, 2022, to $30.7 million for the same period in 2023. During the first quarter of 2022, the Company made a charitable contribution of $6.0 million to the Farmers Charitable Foundation and incurred $2.1 million in legal costs associated with the legal settlement discussed above. Excluding these two items in 2022, noninterest expense increased $8.3 million in the first quarter of 2023 compared to the first quarter of 2022.

Salaries and employee benefits increased $2.8 million to $14.7 million in the first quarter of 2023 compared to the same period in 2022. The acquisition of Emlenton along with normal raise activity was the primary reason for the increase. Occupancy and equipment, FDIC and state and local taxes, intangible amortization and core processing charges all saw increases year over year primarily as a result of the Emlenton acquisition. Merger related costs were $4.3 million in the first quarter of 2023 compared to $1.9 million in the first quarter of 2022. Professional fees were $2.0 million lower in the first quarter of 2023 compared to the first quarter of 2022 due to the legal costs discussed previously while other noninterest expense was down $5.3 million for the first three months of 2023 due primarily to the charitable contribution.

About Farmers National Banc Corp.

Founded in 1887, Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with $5.1 billion in banking assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 65 banking locations in Mahoning, Trumbull, Columbiana, Portage, Stark, Wayne, Medina, Geauga and Cuyahoga Counties in Ohio and Beaver, Butler, Allegheny, Jefferson, Clarion, Venango, Clearfield, Mercer, Elk and Crawford Counties in Pennsylvania, and Farmers Trust Company, which operates five trust offices and offers services in the same geographic markets. Total wealth management assets under care at March 31, 2023 are $3.1 billion. Farmers National Insurance, LLC, a wholly-owned subsidiary of The Farmers National Bank of Canfield, offers a variety of insurance products.

Non-GAAP Disclosure

This press release includes disclosures of Farmers’ tangible common equity ratio, return on average tangible assets, return on average tangible equity, net income excluding costs related to acquisition activities and certain items, return on average assets excluding merger costs and certain items, return on average equity excluding merger costs and certain items, net interest margin excluding acquisition marks and related accretion and PPP interest and fees, efficiency ratio less one-time expenses, and allowance for credit losses to gross loans, excluding PPP loans and acquired loans, which are financial measures not prepared in accordance with generally accepted accounting principles in the United States (GAAP). A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by GAAP. Farmers believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and Farmers’ marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP. The reconciliations of non-GAAP financial measures to their GAAP equivalents are included in the tables following Consolidated Financial Highlights below.

Cautionary Statements Regarding Forward-Looking Statements

We make statements in this news release and our related investor conference call, and we may from time to time make other statements, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Farmers’ financial condition, results of operations, asset quality trends and profitability. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Farmers’ control. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions, as well as any statements related to future expectations of performance or conditional verbs, such as “will,” “would,” “should,” “could” or “may.” Farmers’ actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause Farmers’ actual results to differ materially from those described in certain forward-looking statements include significant changes in near-term local, regional, and U.S. economic conditions including those resulting from continued high rates of inflation, tightening monetary policy of the Board of Governors of the Federal Reserve, and possibility of a recession; Farmers’ failure to integrate Emclaire and Emlenton with Farmers in accordance with expectations; deviations from performance expectations related to Emclaire and Emlenton; continuing impacts from the length and extent of the economic impacts of the COVID-19 pandemic; and the other factors contained in Farmers’ Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC) and available on Farmers’ website (www.farmersbankgroup.com) and on the SEC’s website (www.sec.gov). Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Farmers does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Farmers National Banc Corp. and Subsidiaries

Consolidated Financial Highlights

(Amounts in thousands, except per share results) Unaudited

Consolidated Statements of Income	For the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Total interest income	$51,233	$38,111	$36,410	$34,286	$33,279
Total interest expense	14,623	8,679	4,629	2,575	2,037

Net interest income	36,610	29,432	31,781	31,711	31,242
Provision (credit) for credit losses	8,599	416	448	616	(358)
Noninterest income	10,425	8,200	8,827	9,477	17,698
Acquisition related costs	4,313	584	872	674	1,940
Other expense	26,409	20,511	20,527	20,787	28,516

Income before income taxes	7,714	16,121	18,761	19,111	18,842
Income taxes	639	2,765	3,315	3,160	2,998

Net income	$7,075	$13,356	$15,446	$15,951	$15,844

Average diluted shares outstanding	37,933	33,962	33,932	33,923	33,937
Basic earnings per share	0.19	0.39	0.46	0.47	0.47
Diluted earnings per share	0.19	0.39	0.46	0.47	0.47
Cash dividends per share	0.17	0.17	0.16	0.16	0.16
Performance Ratios
Net Interest Margin (Annualized)	3.07%	2.99%	3.21%	3.25%	3.27%
Efficiency Ratio (Tax equivalent basis)	62.53%	52.59%	50.55%	49.95%	61.36%
Return on Average Assets (Annualized)	0.56%	1.31%	1.48%	1.54%	1.52%
Return on Average Equity (Annualized)	7.71%	20.16%	18.71%	17.97%	13.89%
Dividends to Net Income	90.50%	43.10%	35.06%	33.95%	34.18%
Other Performance Ratios (Non-GAAP)
Return on Average Tangible Assets	0.58%	1.34%	1.52%	1.57%	1.55%
Return on Average Tangible Equity	16.31%	32.81%	27.06%	25.23%	17.92%

Consolidated Statements of Financial Condition

	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Assets
Cash and cash equivalents	$128,001	$75,551	$79,981	$65,458	$137,627
Securities available for sale	1,355,449	1,268,025	1,295,133	1,361,682	1,463,626
Other investments	39,670	33,444	34,399	34,451	34,019
Loans held for sale	1,703	858	2,142	2,714	1,904
Loans	3,152,339	2,404,750	2,399,981	2,374,485	2,304,971
Less allowance for credit losses	36,011	26,978	27,282	27,454	27,015

Net Loans	3,116,328	2,377,772	2,372,699	2,347,031	2,277,956

Other assets	468,735	326,550	335,668	303,028	290,723

Total Assets	$5,109,886	$4,082,200	$4,120,022	$4,114,364	$4,205,855

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$1,106,870	$896,957	$934,638	$983,713	$963,143
Interest-bearing	3,207,121	2,526,760	2,590,054	2,586,829	2,690,668
Brokered time deposits	82,169	138,051	42,459	54,996	40,000

Total deposits	4,396,160	3,561,768	3,567,151	3,625,538	3,693,811
Other interest-bearing liabilities	292,324	183,211	243,098	137,985	87,872
Other liabilities	46,760	44,926	44,154	29,392	30,286

Total liabilities	4,735,244	3,789,905	3,854,403	3,792,915	3,811,969
Stockholders’ Equity	374,642	292,295	265,619	321,449	393,886

Total Liabilities and Stockholders’ Equity	$5,109,886	$4,082,200	$4,120,022	$4,114,364	$4,205,855

Period-end shares outstanding	37,439	34,055	34,060	34,032	34,008
Book value per share	$10.01	$8.58	$7.80	$9.45	$11.58
Tangible book value per share (Non-GAAP)*	4.84	5.60	4.79	6.46	8.58

*	Tangible book value per share is calculated by dividing tangible common equity by outstanding shares

Capital and Liquidity
Common Equity Tier 1 Capital Ratio (a)	10.19%	13.71%	13.36%	13.30%	13.31%
Total Risk Based Capital Ratio (a)	13.80%	17.79%	17.44%	17.46%	17.59%
Tier 1 Risk Based Capital Ratio (a)	10.70%	14.32%	13.97%	13.92%	13.95%
Tier 1 Leverage Ratio (a)	7.38%	9.84%	10.24%	9.56%	9.56%
Equity to Asset Ratio	7.33%	7.16%	6.45%	7.81%	9.37%
Tangible Common Equity Ratio (b)	3.69%	4.79%	4.06%	5.47%	7.11%
Net Loans to Assets	60.99%	58.25%	57.59%	57.04%	54.16%
Loans to Deposits	71.71%	67.52%	67.28%	65.49%	62.40%
Asset Quality
Non-performing loans	$17,959	$14,803	$12,976	$14,107	$14,046
Non-performing assets	18,053	14,876	13,042	14,107	14,046
Loans 30 - 89 days delinquent	10,219	9,605	6,659	8,716	7,304
Charged-off loans	469	754	783	177	1,590
Recoveries	198	184	178	135	149
Net Charge-offs	271	570	605	42	1,441
Annualized Net Charge-offs to Average Net Loans	0.03%	0.10%	0.10%	0.01%	0.25%
Allowance for Credit Losses to Total Loans	1.14%	1.12%	1.14%	1.16%	1.17%
Non-performing Loans to Total Loans	0.57%	0.62%	0.54%	0.59%	0.61%
Allowance to Non-performing Loans	200.52%	182.25%	210.25%	194.61%	192.33%
Non-performing Assets to Total Assets	0.35%	0.36%	0.32%	0.34%	0.33%

(a)	March 31, 2023 ratio is estimated
(b)	This is a non-GAAP financial measure. A reconciliation to GAAP is shown below

	For the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
End of Period Loan Balances	2023	2022	2022	2022	2022
Commercial real estate	$1,286,830	$1,028,050	$1,028,484	$1,040,243	$1,000,972
Commercial	361,845	293,643	296,932	285,981	298,903
Residential real estate	853,074	475,791	474,014	464,489	455,501
HELOC	137,319	132,179	132,267	129,392	128,221
Consumer	260,596	221,260	222,706	218,219	192,586
Agricultural loans	244,938	246,937	239,081	230,477	224,845

Total, excluding net deferred loan costs	$3,144,602	$2,397,860	$2,393,484	$2,368,801	$2,301,028

	For the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
End of Period Customer Deposit Balances	2023	2022	2022	2022	2022
Noninterest-bearing demand	$1,106,870	$896,957	$934,638	$983,713	$963,143
Interest-bearing demand	1,473,001	1,224,884	1,399,227	1,416,129	1,476,092
Money market	599,037	435,369	393,005	372,723	389,375
Savings	535,321	441,978	460,709	455,555	455,353
Certificate of deposit	599,762	424,529	337,113	342,422	369,848

Total customer deposits	$4,313,991	$3,423,717	$3,524,692	$3,570,542	$3,653,811

	For the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
Noninterest Income	2023	2022	2022	2022	2022
Service charges on deposit accounts	$1,432	$1,203	$1,229	$1,139	$1,145
Bank owned life insurance income, including death benefits	547	590	406	405	409
Trust fees	2,587	2,373	2,370	2,376	2,519
Insurance agency commissions	1,456	1,133	1,136	1,086	1,047
Security gains (losses), including fair value changes for equity securities	121	(366)	(17)	(60)	(11)
Retirement plan consulting fees	307	337	332	323	397
Investment commissions	393	508	424	557	694
Net gains on sale of loans	310	242	326	365	1,129
Other mortgage banking fee income (loss), net	153	98	94	39	60
Debit card and EFT fees	1,789	1,407	1,463	1,528	1,416
Other noninterest income	1,330	675	1,064	1,719	8,893

Total Noninterest Income	$10,425	$8,200	$8,827	$9,477	$17,698

	For the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
Noninterest Expense	2023	2022	2022	2022	2022
Salaries and employee benefits	$14,645	$11,385	$10,724	$11,073	$11,831
Occupancy and equipment	3,869	2,753	3,028	2,918	2,680
FDIC insurance and state and local taxes	1,222	1,010	1,017	979	945
Professional fees	1,114	938	985	1,056	3,135
Merger related costs	4,313	584	872	674	1,940
Advertising	409	472	596	487	392
Intangible amortization	909	702	432	419	420
Core processing charges	1,164	742	738	1,123	745
Other noninterest expenses	3,077	2,509	3,007	2,732	8,368

Total Noninterest Expense	$30,722	$21,095	$21,399	$21,461	$30,456

Business Combination
Consideration
Cash	$33,440
Stock	59,202

Fair value of total consideration transferred	$92,642

Fair value of assets acquired
Cash and cash equivalents	$20,265
Securities available for sale	126,970
Other investments	7,795
Loans, net	740,659
Premises and equipment	16,103
Bank owned life insurance	22,485
Core deposit intangible	19,249
Current and deferred taxes	17,246
Other assets	6,387

Total assets acquired	977,159
Fair value of liabilities assumed
Deposits	875,813
Short-term borrowings	75,000
Accrued interest payable and other liabilities	7,104

Total liabilities	957,917

Net assets acquired	$19,242
Goodwill created	73,400

Total net assets acquired	$92,642

Average Balance Sheets and Related Yields and Rates

(Dollar Amounts in Thousands)

	Three Months Ended			Three Months Ended
	March 31, 2023			March 31, 2022
	AVERAGE		YIELD/	AVERAGE		YIELD/
	BALANCE	INTEREST (1)	RATE (1)	BALANCE	INTEREST (1)	RATE (1)
EARNING ASSETS
Loans (2)	$3,136,494	$40,942	5.22%	$2,312,712	$25,646	4.44%
Taxable securities	1,171,596	6,550	2.24	1,007,963	4,587	1.82
Tax-exempt securities (2)	438,614	3,519	3.21	461,793	3,726	3.23
Other investments	36,564	376	4.11	31,122	130	1.67
Federal funds sold and other	82,995	610	2.94	117,916	48	0.16

Total earning assets	4,866,263	51,997	4.27	3,931,506	34,137	3.47
Nonearning assets	218,746			247,112

Total assets	$5,085,009			$4,178,618

INTEREST-BEARING LIABILITIES
Time deposits	$590,412	$3,339	2.26%	$378,675	$643	0.68%
Brokered time deposits	231,040	2,321	4.02	15,555	15	0.39
Savings deposits	1,153,588	1,954	0.68	843,371	167	0.08
Demand deposits - interest bearing	1,417,955	5,093	1.44	1,412,291	418	0.12
Short term borrowings	80,589	921	4.57	2,222	1	0.18
Long term borrowings	88,269	995	4.51	87,798	793	3.61

Total interest-bearing liabilities	$3,561,853	14,623	1.64	$2,739,912	2,037	0.30

NONINTEREST-BEARING LIABILITIES
AND STOCKHOLDERS’ EQUITY
Demand deposits - noninterest bearing	1,107,422			956,499
Other liabilities	48,883			26,001
Stockholders’ equity	366,851			456,206

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$5,085,009			$4,178,618

Net interest income and interest rate spread		$37,374	2.63%		$32,100	3.17%

Net interest margin			3.07%			3.27%

(1)	Interest and yields are calculated on a tax-equivalent basis where applicable.
(2)

For 2023, adjustments of $86 thousand and $678 thousand, respectively, were made to tax equate income on tax exempt loans and tax exempt securities. For 2022, adjustments of $84 thousand and $774 thousand, respectively, were made to tax equate income on tax exempt loans and tax exempt securities. These adjustments were based on a marginal federal income tax rate of 21%, less disallowances.

Reconciliation of Total Assets to Tangible Assets

	For the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Total Assets	$5,109,886	$4,082,200	$4,120,022	$4,114,364	$4,205,855
Less Goodwill and other intangibles	193,273	101,666	102,368	101,767	102,187

Tangible Assets	$4,916,613	$3,980,534	$4,017,654	$4,012,597	$4,103,668

Average Assets	5,085,009	4,080,497	4,164,855	4,155,719	4,178,618
Less average Goodwill and other intangibles	193,368	102,126	101,981	102,042	102,462

Average Tangible Assets	$4,891,641	$3,978,371	$4,062,874	$4,053,677	$4,076,156

Reconciliation of Common Stockholders’ Equity to Tangible Common Equity

	For the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Stockholders’ Equity	$374,642	$292,295	$265,619	$321,449	$393,886
Less Goodwill and other intangibles	193,273	101,666	102,368	101,767	102,187

Tangible Common Equity	$181,369	$190,629	$163,251	$219,682	$291,699

Average Stockholders’ Equity	366,851	264,939	330,300	354,981	456,206
Less average Goodwill and other intangibles	193,368	102,126	101,981	102,042	102,462

Average Tangible Common Equity	$173,483	$162,813	$228,319	$252,939	$353,744

Reconciliation of Net Income, Less Merger and Certain Items

	For the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Net income	$7,075	$13,356	$15,446	$15,951	$15,844
Acquisition related costs - after tax	3,449	475	711	564	1,540
Acquisition related provision - after tax	6,077	0	0	0	0
Lawsuit settlement income - after tax	0	0	0	0	(6,616)
Lawsuit settlement contingent legal expense - after tax	0	0	0	0	1,639
Charitable donation - after tax	0	0	0	0	4,740
Net loss (gain) on asset/security sales - after tax	(72)	268	4	(25)	97

Net income - Adjusted	$16,529	$14,099	$16,161	$16,490	$17,244

Diluted EPS excluding merger and one-time items	$0.44	$0.42	$0.48	$0.49	$0.51

Return on Average Assets excluding merger and certain items (Annualized)	1.30%	1.36%	1.55%	1.59%	1.65%
Return on Average Equity excluding merger and certain items (Annualized)	18.02%	21.29%	19.57%	18.58%	15.12%
Return on Average Tangible Equity excluding acquisition costs and certain items (Annualized)	38.11%	34.64%	28.31%	26.08%	19.50%

Efficiency ratio excluding certain items

	For the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Net interest income, tax equated	$37,374	$30,212	$32,636	$32,583	$32,100
Noninterest income	10,425	8,200	8,827	9,477	17,698
Legal settlement income	0	0	0	0	(8,375)
Net loss (gain) on asset/security sales	(91)	338	6	(32)	123
Net interest income and noninterest income adjusted	47,708	38,750	41,469	42,028	41,546
Noninterest expense less intangible amortization	29,813	20,393	20,967	21,042	30,036
Charitable donation	0	0	0	0	6,000
Contingent legal settlement expense	0	0	0	0	2,075
Acquisition related costs	4,313	584	872	674	1,940

Noninterest expense adjusted	25,500	19,809	20,095	20,368	20,021

Efficiency ratio excluding one-time items	53.45%	51.12%	48.46%	48.46%	48.19%

Net interest margin excluding acquisition marks and PPP interest and fees

	For the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Net interest income, tax equated	$37,374	$30,212	$32,636	$32,583	$32,100
Acquisition marks	2,597	174	215	349	926
PPP interest and fees	0	10	62	634	686

Adjusted and annualized net interest income	139,108	120,112	129,436	126,400	121,828

Average earning assets	4,866,263	4,047,343	4,065,085	4,015,385	3,931,506

Less PPP average balances	310	485	1,586	16,019	30,003

Adjusted average earning assets	4,865,953	4,046,858	4,063,499	3,999,366	3,901,503

Net interest margin excluding marks and PPP interest and fees	2.86%	2.97%	3.19%	3.16%	3.12%